Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
April 22, 2026	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2026;

DECLARES QUARTERLY DIVIDEND OF $0.25 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, APRIL 23, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2026 of $17.8 million, an increase of $2.1 million, or 13.3%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in provision for credit losses (PCL), noninterest expense, and income tax expense. Preliminary net income was $1.60 per fully diluted common share for the third quarter of fiscal 2026, an increase of $0.21 as compared to the $1.39 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2026:

●	Earnings per common share (diluted) were $1.60, up $0.21, or 15.1%, as compared to the same quarter a year ago, and down $0.02, or 1.2%, from the second quarter of fiscal 2026, the linked quarter.

●	Annualized return on average assets (ROA) was 1.41%, while annualized return on average common equity (ROE) was 12.6%, as compared to 1.29% and 12.2%, respectively, in the same quarter a year ago, and 1.42% and 12.8%, respectively, in the second quarter of fiscal 2026, the linked quarter.

●	Net interest margin for the quarter was 3.67%, as compared to 3.44% reported for the same quarter a year ago, and up from 3.57% reported for the second quarter of fiscal 2026, the linked quarter. Net interest income increased $3.7 million, or 9.3%, compared to the same quarter a year ago, and increased $285,000, or 0.7%, compared to the second quarter of fiscal 2026, the linked quarter.

●	PCL was $2.1 million during the third quarter of fiscal 2026, an increase of $1.1 million from the year ago period, and an increase of $400,000 from the second quarter of fiscal 2026, the linked quarter. The increase compared to both periods was primarily attributable to higher reserves required for pooled loans, driven largely by increased reserves on agriculture loans reflecting ongoing pressure in the agricultural sector.

●	Gross loan balances as of March 31, 2026, increased by $95.8 million, or 2.3%, as compared to December 31, 2025, and increased by $298.9 million, or 7.4%, as compared to March 31, 2025.

●	Deposit balances as of March 31, 2026, increased by $32.6 million, or 0.8%, as compared to December 31, 2025, and by $79.5, million, or 1.9%, as compared to March 31, 2025.

●	Cash equivalent balances and time deposits as of March 31, 2026, decreased by $41.0 million, or 30.5%, as compared to December 31, 2025, and decreased by $133.9 million, or 58.9% as compared to March 31, 2025.

●	The Company repurchased 156,000 shares of its common stock in the third quarter of fiscal 2026 at an average price of $61.97 per share, for a total of $9.7 million. The average purchase price was 135% of our tangible book value as of March 31, 2026.

●	Tangible book value per share was $45.80, having increased by $5.43, or 13.5%, as compared to March 31, 2025.

Dividend Declared:

The Board of Directors, on April 21, 2026, declared a quarterly cash dividend on common stock of $0.25, payable May 29, 2026, to stockholders of record at the close of business on May 15, 2026, marking the 128th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, April 23, 2026, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-800-715-9871 in the United States and from all other locations by calling 1-646-307-1963. Participants should use participant access code 3159664. Telephone playback will be available beginning one hour following the conclusion of the call through April 28, 2026. The playback may be accessed by dialing 1-800-770-2030 in the United States and Canada, and using the conference passcode 3159664.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2026, with total assets of $5.1 billion at March 31, 2026, reflecting an increase of $121.9 million, or 2.4%, as compared to June 30, 2025. Growth primarily reflected increases in net loans receivable and investments in tax credits in the other assets category, partially offset by decreases in cash equivalents and time deposits and available for sale (AFS) securities.

Cash equivalents and time deposits were a combined $93.3 million at March 31, 2026, a decrease of $99.8 million, or 51.7%, as compared to June 30, 2025. The decrease was primarily the result of loan generation that outpaced deposit growth during the period. AFS securities were $439.1 million at March 31, 2026, down $21.7 million, or 4.7%, as compared to June 30, 2025.

Loans, net of the allowance for credit losses (ACL), were $4.3 billion at March 31, 2026, an increase of $217.5 million, or 5.4%, as compared to June 30, 2025. Gross loans increased by $221.8 million, while the ACL attributable to outstanding loan balances increased $4.3 million, as compared to June 30, 2025. The Company noted growth primarily in 1-4 family residential real estate, non-owner occupied commercial real estate, multi-family real estate, commercial and industrial, owner occupied commercial real estate, and agriculture real estate loan balances. This was partially offset by decreases in construction and land development, consumer, and agricultural production loan balances. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2026	2025	2025	2025	2025

1-4 Family residential real estate	$1,063,006	$1,043,090	$1,021,300	$992,445	$978,908
Non-owner occupied commercial real estate	945,274	912,611	918,275	888,317	897,125
Owner occupied commercial real estate	476,994	460,064	454,265	442,984	440,282
Multi-family real estate	467,936	452,733	445,953	422,758	405,445
Construction and land development	279,943	298,412	283,912	332,405	323,499
Agriculture real estate	278,541	261,118	255,610	244,983	247,027
Total loans secured by real estate	3,511,694	3,428,028	3,379,315	3,323,892	3,292,286

Commercial and industrial	546,002	537,276	521,945	510,259	488,116
Agriculture production	204,447	202,892	229,338	206,128	186,058
Consumer	51,869	52,182	56,051	55,387	54,022
All other loans	8,348	6,178	5,094	5,102	3,216
Total loans	4,322,360	4,226,556	4,191,743	4,100,768	4,023,698

Deferred loan fees, net	—	—	—	(178)	(189)
Gross loans	4,322,360	4,226,556	4,191,743	4,100,590	4,023,509
Allowance for credit losses	(55,937)	(54,465)	(52,081)	(51,629)	(54,940)
Net loans	$4,266,423	$4,172,091	$4,139,662	$4,048,961	$3,968,569

Loans anticipated to fund in the next 90 days totaled $177.7 million at March 31, 2026, as compared to $159.1 million at December 31, 2025, and $163.3 million at March 31, 2025.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 291.2% of Tier 1 capital and ACL on March 31, 2026, as compared to 301.9% as of June 30, 2025, with these loans representing 39.2% of total loans at March 31, 2026. Multi-family real estate, hospitality (hotels/restaurants), care facilities, strip centers, retail stand-alone, and storage units are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The Bank’s multi-family real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or that have exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consist mainly of skilled nursing and assisted living centers; and strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 35 loans totaling $14.6 million, or 0.34% of gross loans at March 31, 2026, none of which were adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans (NPLs) were $30.1 million, or 0.70% of gross loans, at March 31, 2026, as compared to $23.0 million, or 0.56% of gross loans at June 30, 2025. Nonperforming assets (NPAs) were $32.0 million, or 0.62% of total assets, at March 31, 2026, as compared to $23.7 million, or 0.47% of total assets, at June 30, 2025. The rise in NPAs was primarily attributable to the increase in NPLs. The increase in NPLs was primarily attributable to three borrower relationships: one commercial relationship consisting of two related loans collateralized by commercial real estate; one consisting of multiple loans collateralized by commercial real estate and equipment; and the other, consisting of two related agricultural production loans secured by crops and equipment, partially offset by improvement in previously nonperforming loans and net charge-offs. All relationships noted were placed on nonaccrual status prior to the third quarter of fiscal 2026.

Our ACL at March 31, 2026, totaled $55.9 million, representing 1.29% of gross loans and 186% of nonperforming loans, as compared to an ACL of $51.6 million, representing 1.26% of gross loans and 224% of nonperforming loans at June 30, 2025. The Company has estimated its expected credit losses as of March 31, 2026, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant economic uncertainty despite recent reductions in short-term interest rates as labor market conditions soften, and inflation remains above target. The increase in the ACL was primarily attributable to higher reserves required for pooled loans, driven largely by increased reserves on agriculture loans reflecting ongoing pressure in the agricultural sector, and loan growth. This was partially offset by net charge-offs. As a percentage of average loans outstanding, the Company recorded net charge-offs of 0.04% (annualized) during the current quarter, as compared to net charge-offs of 0.11% for the same quarter of the prior fiscal year. For the nine-month period ended March 31, 2026, year-to-date net charge-offs were 0.11% (annualized).

Total liabilities were $4.6 billion at March 31, 2026, an increase of $93.0 million, or 2.1%, as compared to June 30, 2025. Growth primarily reflected an increase in total deposits; other liabilities, attributable to recognition of future capital contributions related to tax credit investments; and securities sold under agreements to repurchase.

Deposits were $4.3 billion at March 31, 2026, an increase of $59.5 million, or 1.4%, as compared to June 30, 2025. The deposit portfolio saw year-to-date increases in nonmaturity deposit accounts, which was partially offset by a decrease in certificates of deposit. Nonmaturity deposit growth was primarily driven by savings, NOW, non-interest bearing, and brokered money market deposit accounts. The decrease in certificates of deposit was largely driven by a $28.3 million reduction in brokered certificates compared to June 30, 2025. Brokered deposits totaled $226.4 million at March 31, 2026, a decrease of $8.7 million as compared to June 30, 2025. Public unit balances totaled $564.7 million at March 31, 2026, an increase of $13.9 million compared to June 30, 2025, primarily due to seasonal inflows. The average loan-to-deposit ratio for the third quarter of fiscal 2026 was 98.0%, as compared to 94.5% for the quarter ended June 30, 2025, and 94.2% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2026	2025	2025	2025	2025

Non-interest bearing deposits	$528,601	$526,569	$501,885	$508,110	$513,418
NOW accounts	1,153,078	1,167,626	1,098,921	1,132,298	1,167,296
MMDAs - non-brokered	305,903	309,806	326,387	329,837	345,810
Brokered MMDAs	21,073	10,817	28,129	1,414	2,013
Savings accounts	718,199	701,553	715,406	661,115	626,175
Total nonmaturity deposits	2,726,854	2,716,371	2,670,728	2,632,774	2,654,712

Certificates of deposit - non-brokered	1,408,723	1,412,394	1,409,332	1,414,945	1,373,109
Brokered certificates of deposit	205,338	179,569	200,430	233,649	233,561
Total certificates of deposit	1,614,061	1,591,963	1,609,762	1,648,594	1,606,670

Total deposits	$4,340,915	$4,308,334	$4,280,490	$4,281,368	$4,261,382

Public unit nonmaturity accounts	$471,659	$490,060	$424,391	$435,632	$472,010
Public unit certificates of deposit	93,061	94,039	112,963	115,204	103,741
Total public unit deposits	$564,720	$584,099	$537,354	$550,836	$575,751

FHLB advances were $105.0 million at March 31, 2026, an increase of $981,000, or 0.94%, as compared to June 30, 2025. Outstanding FHLB overnight borrowings were $3.0 million as of March 31, 2026, as compared to no FHLB overnight borrowings as of June 30, 2025.

The Company’s stockholders’ equity was $573.5 million at March 31, 2026, an increase of $28.8 million, or 5.3%, as compared to June 30, 2025. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $2.3 million reduction in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to the decrease in market interest rates. The AOCL totaled $9.1 million at March 31, 2026 compared to $11.4 million at June 30, 2025. The Company does not hold any securities classified as held-to-maturity. The increase in stockholders’ equity was partially offset by $18.1 million utilized to repurchase 313,000 shares of the Company’s common stock year-to-date at an average price of $57.86 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2026, was $43.2 million, an increase of $3.7 million, or 9.3%, as compared to the same period of the prior fiscal year. The increase, as compared to the same period a year ago, was attributable to an increase of 23 basis points in the net interest margin, from 3.44% to 3.67%, coupled with a 2.5% increase in the average balance of interest-earning assets. The primary driver of the net interest margin expansion, compared to the year ago period, was a decrease in the cost of interest-bearing liabilities of 32 basis points, partially offset by a decrease of six basis points in the yield on interest-earning assets.

Loan discount accretion and liability premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2024 acquisition of Citizens Bank & Trust resulted in $352,000 in net interest income for the three-month period ended March 31, 2026, as compared to $1.5 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed three basis points to net interest margin in the three-month period ended March 31, 2026, as compared to a 13-basis point contribution for the same period of the prior fiscal year, and as compared to a five-basis point contribution in the linked quarter, ended December 31, 2025, when net interest margin was 3.57%.

The Company recorded a PCL of $2.1 million in the three-month period ended March 31, 2026, as compared to a PCL of $932,000 in the same period of the prior fiscal year. The current period PCL was the result of a $1.8 million provision attributable to the ACL for loan balances outstanding and a $234,000 provision attributable to the allowance for off-balance sheet credit exposures. The factors considered when estimating a required ACL and PCL for loan balances outstanding is detailed above in the “Balance Sheet Summary”.

The Company’s noninterest income for the three-month period ended March 31, 2026, was $7.1 million, an increase of $424,000, or 6.4%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to an increase in other noninterest income, deposit account charges and related fees, bank card interchange income, earnings on bank owned life insurance (BOLI), and net realized gains on sale of loans driven by residential mortgage banking. The increase in other non-interest income was primarily attributable to the gain on sale of membership interest in a tax credit investment. Deposit account charges and related fees benefited from increased frequency of charges for non-sufficient funds and increased wire fee income from an increase of our wire fee rates and elevated wire activity. Bank card interchange income benefited from a previously noted new contract with our card processor. Lastly, the increase in earnings on BOLI was mainly due to a mortality benefit recognized in the third quarter of 2026. These increases were partially offset by the decrease in other loan fees, reflecting a refinement of our fee recognition under ASC 310-20, Receivables – Nonrefundable Fees and Other Costs, with a greater portion now recognized in interest income over the life of the loan.

Noninterest expense for the three-month period ended March 31, 2026, was $26.2 million, an increase of $832,000, or 3.3%, as compared to the same period of the prior fiscal year. The increase as compared to the year-ago period was primarily attributable to increases in data processing, other noninterest expense, compensation and benefits, and occupancy and equipment expenses. Data processing costs increased due to higher transaction volumes and increased software licensing costs. Other noninterest expense increased largely due to loan product expense associated with expenses for lending activities, loan collection, and management of foreclosed real estate. The increase in compensation and benefits expense was primarily due to annual merit increases, as well as a trend increase in employee headcount. The majority of the merit increases took effect during the current quarter. This was partially offset by a decrease in compensation expense recognized in current periods as a result of our refined accounting for loan origination expenses under ASC 310-20. Occupancy and equipment expense growth was primarily driven by elevated maintenance and repair costs, remodel projects, and equipment purchases. Partially offsetting these increases from the prior year period were decreases to intangible amortization, as the core deposit intangible recognized in an older merger was fully amortized in the second quarter of fiscal 2026, along with a decrease in deposit insurance premiums.

The efficiency ratio for the three-month period ended March 31, 2026, was 52.2%, as compared to 55.1% in the same period of the prior fiscal year. The improvement was attributable to increases in net interest income and noninterest income outpacing the growth in operating expenses.

The income tax provision for the three-month period ended March 31, 2026, was $4.2 million, an increase of 1.0% as compared to the same period of the prior fiscal year, primarily due to the increase in net income before income taxes, partially offset by a lower effective tax rate. The effective tax rate was 19.1% as compared to 20.9% in the same quarter of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities, including our recently completed acquisitions, might not be realized within the anticipated time frames, to the extent anticipated, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; potential adverse impacts to economic conditions both nationally and in our local market areas and other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and inflation, including the effects of a potential recession whether caused by Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) actions or otherwise or slowed economic growth caused by changes in oil prices or supply chain disruptions; the impact of monetary and fiscal policies of the Federal Reserve Board and the U.S. Government or other governmental initiatives affecting the financial services industry; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the ACL on loans; our ability to access cost-effective funding and maintain sufficient liquidity; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; fluctuations in the demand for loans and deposits, including our ability to attract and retain deposits; the impact of a federal government shutdown; legislative or regulatory changes that adversely affect our business; the effects of climate change, severe weather events, other natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the impact on FDIC insurance premiums and the possibility that our regulators may, among other things, require an increase in our reserve for credit losses on loans or a write-down of assets; the impact of technological changes and an inability to keep pace with the rate of technological advances; the inability of key third party providers to perform their obligations to us; cyber threats, such as phishing, ransomware, and insider attacks, which can lead to financial loss, reputational damage, and regulatory penalties if sensitive customer data and critical infrastructure are not adequately protected; our ability to retain key members of our management team; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Non-GAAP Financial Measures:

Tangible common equity and tangible book value per common share are financial measures determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are supplemental and are not intended to be a substitute for analyses based on GAAP measures. As other companies may utilize different methodologies for calculating these measures, this presentation may not be comparable to similarly titled measures used by other institutions.

Tangible common equity is calculated by excluding intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, less restricted common shares not vested. For comparison, book value per common share is calculated by dividing common stockholders’ equity by common shares outstanding, less restricted common shares not vested. This approach is consistent with the treatment applied by bank regulatory agencies, which generally exclude intangible assets from the calculation of risk-based capital ratios.

Each of these non-GAAP financial measures provides information considered important to investors and is useful in understanding the Company’s capital position. Calculations of tangible common equity and tangible book value per common share to the corresponding GAAP measures of common stockholders’ equity and book value per common share are presented below.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2026	2025	2025	2025	2025

Cash equivalents and time deposits	$93,286	$134,309	$124,358	$193,105	$227,136
Available for sale (AFS) securities	439,115	444,965	453,855	460,844	462,930
FHLB/FRB membership stock	18,863	18,552	18,489	18,500	18,269
Loans held for sale	1,033	1,271	277	431	—
Loans receivable, gross	4,322,360	4,226,556	4,191,743	4,100,590	4,023,509
Allowance for credit losses	55,937	54,465	52,081	51,629	54,940
Loans receivable, net	4,266,423	4,172,091	4,139,662	4,048,961	3,968,569
Bank-owned life insurance	77,155	76,793	76,240	75,691	75,156
Intangible assets	71,329	72,049	72,866	73,721	74,677
Premises and equipment	93,366	94,560	95,211	95,982	95,987
Other assets	80,894	79,797	55,374	52,372	53,772
Total assets	$5,141,464	$5,094,387	$5,036,332	$5,019,607	$4,976,496

Interest-bearing deposits	$3,812,314	$3,781,765	$3,778,605	$3,773,258	$3,747,964
Noninterest-bearing deposits	528,601	526,569	501,885	508,110	513,418
Securities sold under agreements to repurchase	20,000	20,000	20,000	15,000	15,000
FHLB advances	105,033	102,041	102,029	104,052	104,072
Other liabilities	78,758	73,417	50,371	51,287	44,057
Subordinated debt	23,248	23,235	23,221	23,208	23,195
Total liabilities	4,567,954	4,527,027	4,476,111	4,474,915	4,447,706

Total stockholders’ equity	573,510	567,360	560,221	544,692	528,790

Total liabilities and stockholders’ equity	$5,141,464	$5,094,387	$5,036,332	$5,019,607	$4,976,496

Equity to assets ratio	11.15%	11.14%	11.12%	10.85%	10.63%

Common shares outstanding	11,015,112	11,142,733	11,290,667	11,299,467	11,299,962
Less: Restricted common shares not vested	50,525	49,075	48,675	50,163	50,658
Common shares for book value determination	10,964,587	11,093,658	11,241,992	11,249,304	11,249,304

Book value per common share	$52.31	$51.14	$49.83	$48.42	$47.01
Less: Intangible assets per common share	6.51	6.49	6.48	6.55	6.64
Tangible book value per common share (1)	45.80	44.65	43.35	41.87	40.37
Closing market price	63.94	59.12	52.56	54.78	52.02

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2026	2025	2025	2025	2025

Nonaccrual loans	$30,135	$29,655	$26,031	$23,040	$21,970
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	30,135	29,655	26,031	23,040	21,970
Other real estate owned (OREO)	1,795	1,536	1,006	625	1,775
Personal property repossessed	23	5	45	32	56
Total nonperforming assets	$31,953	$31,196	$27,082	$23,697	$23,801

Total nonperforming assets to total assets	0.62%	0.61%	0.54%	0.47%	0.48%
Total nonperforming loans to gross loans	0.70%	0.70%	0.62%	0.56%	0.55%
Allowance for credit losses to nonperforming loans	185.62%	183.66%	200.07%	224.08%	250.07%
Allowance for credit losses to gross loans	1.29%	1.29%	1.24%	1.26%	1.37%

Performing modifications to borrowers experiencing financial difficulty	$31,672	$32,048	$27,072	$26,642	$23,304

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2026	2025	2025	2025	2025

Interest income:
Cash equivalents	$659	$1,059	$1,114	$1,698	$1,585
AFS securities and membership stock	4,902	5,198	5,456	5,586	5,684
Loans receivable	65,398	65,975	66,460	63,354	62,656
Total interest income	70,959	72,232	73,030	70,638	69,925
Interest expense:
Deposits	26,172	27,699	28,940	28,644	28,795
Securities sold under agreements to repurchase	200	204	200	191	189
FHLB advances	1,070	1,080	1,081	1,080	1,076
Subordinated debt	362	379	391	390	386
Total interest expense	27,804	29,362	30,612	30,305	30,446
Net interest income	43,155	42,870	42,418	40,333	39,479
Provision for credit losses	2,080	1,680	4,500	2,500	932
Noninterest income:
Deposit account charges and related fees	2,331	2,429	2,365	2,156	2,048
Bank card interchange income	1,592	1,614	1,530	1,839	1,341
Loan servicing fees	245	250	263	167	224
Other loan fees	27	164	194	917	843
Net realized gains on sale of loans	226	167	175	143	114
Net realized gains on sale of AFS securities	—	—	—	—	48
Earnings on bank owned life insurance	677	552	548	533	512
Insurance brokerage commissions	353	345	319	368	340
Wealth management fees	944	936	851	825	902
Other noninterest income	695	319	328	332	294
Total noninterest income	7,090	6,776	6,573	7,280	6,666
Noninterest expense:
Compensation and benefits	14,054	13,651	13,065	13,852	13,771
Occupancy and equipment, net	4,040	3,834	3,788	3,745	3,869
Data processing expense	2,770	2,666	2,513	2,573	2,359
Telecommunications expense	308	309	347	312	330
Deposit insurance premiums	495	600	620	601	674
Legal and professional fees	521	478	1,075	1,165	603
Advertising	553	538	614	551	530
Postage and office supplies	373	333	300	336	350
Intangible amortization	709	808	857	857	889
Foreclosed property expenses, net	108	31	58	(18)	37
Other noninterest expense	2,292	2,022	1,814	2,002	1,979
Total noninterest expense	26,223	25,270	25,051	25,976	25,391
Net income before income taxes	21,942	22,696	19,440	19,137	19,822
Income taxes	4,181	4,546	3,790	3,351	4,139
Net income	17,761	18,150	15,650	15,786	15,683
Less: Distributed and undistributed earnings allocated
to participating securities	81	79	67	71	71
Net income available to common shareholders	$17,680	$18,071	$15,583	$15,715	$15,612

Basic earnings per common share	$1.60	$1.62	$1.39	$1.40	$1.39
Diluted earnings per common share	1.60	1.62	1.38	1.39	1.39
Dividends per common share	0.25	0.25	0.25	0.23	0.23
Average common shares outstanding:
Basic	11,041,000	11,153,000	11,247,000	11,250,000	11,238,000
Diluted	11,075,000	11,179,000	11,272,000	11,270,000	11,262,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2026	2025	2025	2025	2025

Interest-bearing cash equivalents	$68,374	$103,156	$97,948	$151,380	$143,206
AFS securities and membership stock	469,515	478,219	493,125	498,491	508,642
Loans receivable, gross	4,235,274	4,181,158	4,118,859	4,018,769	4,003,552
Total interest-earning assets	4,773,163	4,762,533	4,709,932	4,668,640	4,655,400
Other assets	342,334	321,042	302,630	299,217	290,739
Total assets	$5,115,497	$5,083,575	$5,012,562	$4,967,857	$4,946,139

Interest-bearing deposits	$3,793,242	$3,782,764	$3,741,361	$3,727,836	$3,737,849
Securities sold under agreements to repurchase	20,000	20,000	18,043	15,000	15,000
FHLB advances	103,556	102,046	102,410	104,053	106,187
Subordinated debt	23,241	23,228	23,215	23,201	23,189
Total interest-bearing liabilities	3,940,039	3,928,038	3,885,029	3,870,090	3,882,225
Noninterest-bearing deposits	528,820	541,110	533,809	524,860	513,157
Other noninterest-bearing liabilities	74,431	51,411	41,937	37,014	31,282
Total liabilities	4,543,290	4,520,559	4,460,775	4,431,964	4,426,664

Total stockholders’ equity	572,207	563,016	551,787	535,893	519,475

Total liabilities and stockholders’ equity	$5,115,497	$5,083,575	$5,012,562	$4,967,857	$4,946,139

Return on average assets	1.41%	1.42%	1.24%	1.27%	1.29%
Return on average common stockholders’ equity	12.6%	12.8%	11.3%	11.8%	12.2%

Net interest margin	3.67%	3.57%	3.57%	3.47%	3.44%
Net interest spread	3.17%	3.05%	3.02%	2.93%	2.91%

Efficiency ratio	52.2%	50.9%	51.1%	54.6%	55.1%